Exhibit 99.1

128 Sidney Street, Cambridge, MA 02139-4239                                                          TEL: (617) 995-2500 FAX: (617) 995-2510

Contacts:

Investors Carol Hausner Executive Director, Investor Relations and Corporate Communications Tel: (617) 995-2500 info@immunogen.com	Media Tony Loke Rx Communications Group, LLC Tel: (917) 322-2164 tloke@rxir.com

For Immediate Release

ImmunoGen, Inc. Announces Genentech Has Taken Fourth License
to Use ImmunoGen’s TAP Technology to Develop Novel Anticancer Therapeutics

CAMBRIDGE, MA, December 13, 2005 - ImmunoGen, Inc. (Nasdaq: IMGN) today announced that Genentech (NYSE: DNA) has licensed exclusive rights to use ImmunoGen’s Tumor-Activated Prodrug (TAP) technology with therapeutic antibodies to an undisclosed target. This is the fourth such license to be taken by Genentech, which also has licensed exclusive rights to use ImmunoGen’s TAP technology with therapeutic antibodies to two other undisclosed targets and to HER2.

Mitchel Sayare, Chairman and CEO, commented, “This is the fourth separate license taken by Genentech for exclusive rights to use our TAP technology to develop novel anticancer therapeutics and the third such license to be taken by Genentech this year. We believe this licensing activity underscores the potential applicability of our technology with numerous antibody targets.”

The license announced today provides Genentech with exclusive rights to use ImmunoGen’s maytansinoid TAP technology with Genentech’s therapeutic antibodies to the undisclosed target. Under the terms of the license, ImmunoGen receives a $1 million license payment upfront and is entitled to receive milestone payments. The Company also is entitled to royalties on the sales of any resulting products. Genentech is responsible for the development, manufacturing, and marketing of any products resulting from this license. This license stems from an agreement - renewed by Genentech in May 2005 for an additional three years - that grants Genentech certain rights to test ImmunoGen’s maytansinoid TAP technology with their therapeutic antibodies to specific targets and to license rights to use the technology to develop products.

About ImmunoGen, Inc.
ImmunoGen, Inc. develops targeted anticancer biopharmaceuticals. The Company’s proprietary TAP technology uses tumor-targeting antibodies to deliver a potent, cell-killing agent specifically to cancer cells. Four TAP compounds are in clinical testing - huN901- DM1 and huC242-DM4, which are wholly owned by ImmunoGen, and MLN2704 and

AVE9633, which are in development by Millennium Pharmaceuticals, Inc. and the sanofi- aventis Group, respectively. Genentech, Centocor (a wholly-owned subsidiary of Johnson & Johnson), Biogen Idec, the sanofi-aventis Group, Millennium Pharmaceuticals, Inc., Boehringer Ingelheim, and Abgenix have licensed the right to develop and/or test TAP compounds to specific targets; ImmunoGen also has a broader collaboration with the sanofi-aventis Group.

This press release includes forward-looking statements. For these statements, ImmunoGen claims the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. It should be noted that there are risks and uncertainties related to the Company’s development of its own products, as well as to the development of products by our collaborators. A review of these risks can be found in ImmunoGen’s Annual Report on Form 10-K for the fiscal year ended June 30, 2005 and other reports filed with the Securities and Exchange Commission.

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